Exhibit 10.2

RHYTHM PHARMACEUTICALS, INC.

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (this “Agreement”) is entered into as of January 6, 2020, by and between Rhythm Pharmaceuticals, Inc. (the “Company”), a Delaware corporation, and Keith Gottesdiener, M.D. (the “Consultant”). This Agreement will be effective on the date (the “Effective Date”) immediately following the Last Day of Employment (as such term is defined in that certain Separation Agreement, dated of even date herewith (the “Separation Agreement”), between the Company and the Consultant) if the Consultant continues to be an employee of the Company through the Last Day of the Transition Period (as such term is defined in the Separation Agreement); provided, however, that if the Consultant does not continue to be an employee of the Company through the Last Day of the Transition Period, then this Agreement shall not become effective, there shall be no Effective Date, the Term of this Agreement shall not commence and this Agreement shall automatically terminate and become null and void ab initio.

1.                  Consulting Services.

(a)                Subject to and upon the terms and conditions set forth in this Agreement, the Company hereby retains the Consultant, and the Consultant hereby agrees to be retained by the Company, to provide such consulting services as shall be determined and reasonably requested from time to time by the then current Chief Executive Officer, Chief Medical Officer or Chief Financial Officer of the Company on behalf of the Company.

(b)               The amount of time that Consultant shall devote to the performance of consulting services pursuant to this Agreement shall be mutually agreed upon by the Consultant and the Company, but is expected not to exceed 10 hours per month (including any required travel time other than any regular commuting time to the Company’s offices from the Consultant’s residence in the Greater Boston, Massachusetts area when he is present at such residence). Unless otherwise agreed to by the Consultant and the Company in writing, the terms of compensation described in Section 2 hereof will apply.

(c)                The Consultant shall provide consulting services under this Agreement at such times and locations as are mutually agreed upon by the Consultant and the Company. In rendering consulting services under this Agreement, the Consultant shall act solely as an independent contractor and this Agreement shall not be construed to create any employee/employer relationship between the Consultant and the Company.

(d)               During the Term of this Agreement (as defined in Section 3 below), and except to the extent otherwise agreed upon in writing by the Consultant and the Company, the Consultant will keep separate and not co-mingle (i) his services for the Company, and (ii) any contact information obtained during his consulting relationship with the Company, with those provided, or pursuant, to his current employer and any other consulting arrangements.

(e)                It is understood and agreed that, subject to the provisions of Section 1(d) of the Employee Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement, as modified by the Separation Agreement, to which the Consultant and the Company are parties (the “NDA”), the Consultant may be involved in any capacity in other businesses, endeavors and undertakings. The Consultant agrees that the NDA shall remain in full force and effect during the Term of this Agreement and is hereby incorporated by reference, provided that, solely for purposes of this Section 1(e), the terms of the NDA are hereby modified such that reference therein to the term of the Consultant’s employment with the Company and termination thereof shall include reference to the Consultant’s consultancy pursuant to this Agreement and the termination thereof such that, for example, the non-solicitation and non-competition covenants set forth in the NDA shall continue during the Term of this Agreement and for the one-year period thereafter. As consideration for the Consulting Fee hereunder, the Consultant agrees to continue to abide by the terms of the NDA as modified pursuant to the foregoing provisions of this Section 1(e).

(f)                The Company and the Consultant agree that it is reasonably anticipated that the services hereunder will require the Consultant to render services at a level that will not exceed 20% of the average level of services that Consultant rendered to the Company as an employee of the Company, and that the Consultant had a “separation from service” as defined under Section 409A of the Internal Revenue Code of 1986, as amended, as of the day immediately preceding the Effective Date.

2.                  Compensation.

(a)                Subject to, and in accordance with, the terms and conditions set forth in this Agreement, the Company shall, so long as the Consultant is providing consulting services to the Company under this Agreement, pay the Consultant a consulting fee in an amount equal to $10,000 per month for up to 10 hours of services each month; provided that to the extent the Consultant renders services (including any required travel time other than regular commuting time to the Company’s offices from the Consultant’s residence in the Greater Boston, Massachusetts area when he is present at such residence) in excess of 10 hours per month, as mutually agreed to by the Company and the Consultant, the Company will pay the Consultant an additional $1,000 per hour, prorated for any partial hour worked (the “Consulting Fee”).

(b)               The Company will not withhold any income or other employment taxes from the payments due to the Consultant under this Agreement. The Consultant hereby agrees that he will timely pay all taxes and fees upon the income paid by the Company hereunder, and will indemnify and hold the Company harmless against the claims of any governmental taxing authority made in connection with the revenue derived by the Consultant under this Agreement.

(c)                The Company shall reimburse the Consultant for any actual out-of-pocket expenses incurred by the Consultant while rendering consulting services under this Agreement so long as such expenses are reasonable and necessary, and appropriately documented and approved per the Company’s standard practices. Without limiting the generality of the foregoing, any out-of-pocket travel expenses as well as any out-of-pocket expenses that, individually or in the aggregate, exceed $500.00, shall be reimbursed by the Company only if approved by the Company in advance of such out-of-pocket expenses being incurred by the Consultant.

(d)               In accordance with the terms of the Consultant’s outstanding options to purchase Company common stock (“Outstanding Options”), as modified by the Separation Agreement, all Outstanding Options on the Effective Date, to the extent not already vested and exercisable, will continue to vest and become exercisable during the Term of this Agreement. Except for those of the Outstanding Options on the Effective Date that are listed on Exhibit D to the Separation Agreement, all Outstanding Options on the Effective Date, to the extent then vested and exercisable (regardless of whether such Outstanding Options became vested and exercisable on the Effective Date or prior to the Effective Date) or to the extent such Outstanding Options become vested and exercisable pursuant to the immediately preceding sentence, will remain exercisable until December 31, 2022. Notwithstanding the provisions of the first sentence of this Section 2(d), in the event the Term ends as a result of a termination of the Term by the Company (other than either (1) a termination by the Company of the Term on account of a material breach of this Agreement by the Consultant that, if curable, is not cured within thirty (30) days after the Company gives written notice to the Consultant of such material breach, (2) a termination by the Company of the Term on account of the Consultant’s disability or (3) a termination of the Term by the Company for Cause (as such term is defined in that certain Employment Agreement, dated as of September 13, 2017 (the “Employment Agreement”), between the Company and the Consultant)) or in the event the Term ends as a result of a termination of the Term by the Consultant on account of a material breach of this Agreement by the Company that, if curable, is not cured within thirty (30) days after the Consultant gives written notice to the Company of such material breach, all Outstanding Options on the Effective Date shall continue to vest and become exercisable through December 31, 2020 and shall remain exercisable until December 31, 2022.

(e)                Except for the Consulting Fee provided for under Section 2(a) hereof, any expense reimbursement in accordance with Section 2(c) hereof, and any Outstanding Option vesting arrangements in accordance with the terms thereof and set forth in Section 2(d) hereof, the Company shall have no obligation to provide any compensation to the Consultant with respect to any services rendered by the Consultant to the Company pursuant to this Agreement.

3.                  Term; Termination.

(a)                This Agreement shall take effect as of the Effective Date and shall continue thereafter in full force and effect until December 31, 2020, unless either extended in accordance with the provisions of Section 3(b) hereof, or terminated in accordance with the provisions of Section 3(c) hereof (the “Term”). The Consultant shall begin providing consulting services to the Company on the Effective Date.

(b)               This Agreement may be renewed by the Company for successive one-month periods (the “Renewal Period(s)”) if the Company gives the Consultant at least fourteen (14) days’ prior written notice of such renewal and the Renewal Period is agreed to by the Consultant and the Company in writing. If the Agreement is extended under a Renewal Period, the only compensation for the Consultant’s services during the Renewal Period will be (i) as set forth in Section 2(a) hereof and (ii) any then unvested Outstanding Options will continue to vest and become exercisable during each Renewal Period.

(c)                This Agreement and the consulting services provided by the Consultant hereunder may be terminated at any time by either the Consultant or the Company for any reason or no reason by giving at least thirty (30) days’ prior written notice of termination to the other party. This Agreement and the consulting services provided by the Consultant hereunder shall terminate immediately upon the Consultant’s death. The provisions of Sections 1(e), 2(d), 3(c), 3(d), 4, 5 and 6 of this Agreement and the provisions of the NDA, as modified by the provisions of Section 1(e), shall survive the termination of this Agreement.

(d)               Upon expiration or termination of this Agreement, the Consultant agrees that he will not represent himself to third parties as continuing to have ongoing obligations to and with the Company, and will not hold himself out as having a role with the Company, nor have any authority to speak or act for or on behalf of the Company.

4.                  No Conflicting Obligation. The Consultant hereby represents that he is free to enter into this Agreement and that his performance of all of the terms of this Agreement and of all of his duties as a consultant to the Company do not and will not breach (i) any agreement to keep in confidence information acquired by the Consultant in confidence or in trust, (ii) any agreement to assign to any third party inventions made by the Consultant, or (iii) any agreement not to compete against the business of any third party. Consultant further represents that he has not made and will not make any agreements in conflict with this Agreement.

5.                  No Use of Name, Etc.; Non-Disparagement.

(a)                Without the prior written consent of the Company, the Consultant shall not at any time use, for himself or on behalf of any other person, any name that is identical or similar to or likely to be confused with the name of the Company or any of Affiliate of the Company (as defined in Section 6(c) below) or any product or service produced or provided by the Company or any Affiliate of the Company.

(b)               The Consultant shall not hold himself out as currently representing the Company without the prior written consent of the Company, unless it is within the scope of the consulting services being provided for the Company. Matters and inquiries outside the scope of the consulting services and relating to the Company should be directed to the Chief Executive Officer of the Company.

(c)                Nothing in this Agreement restricts or prohibits the Consultant from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency, or from making other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation. The Consultant does not need the prior authorization of the Company to engage in conduct protected by this Section, and the Consultant does not need to notify the Company that he has engaged in such conduct. The Consultant should take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

6.                  Miscellaneous.

(a)                This Agreement represents the entire Agreement of the parties with respect to the arrangements contemplated hereby. No prior agreement, whether written or oral, shall be construed to change, amend, alter, repeal or invalidate this Agreement. This Agreement may be amended only by a written instrument executed in one or more counterparts by the parties.

(b)               No consent to or waiver of any breach or default in the performance of any obligations hereunder shall be deemed or construed to be a consent to or waiver of any other breach or default in the performance of any of the same or any other obligations hereunder. Failure on the part of either party to complain of any act or failure to act of the other party or to declare the other party in default, irrespective of the duration of such failure, shall not constitute a waiver of rights hereunder and no waiver hereunder shall be effective unless it is in writing, executed by the party waiving the breach or default hereunder.

(c)                This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may be assigned by the Company to any Affiliate of the Company (as long as the Company remains secondarily liable for any payments or obligations hereunder) and to a successor of its business to which this Agreement relates (whether by purchase or otherwise). “Affiliate of the Company” means any person or entity which, directly or indirectly, controls or is controlled by or is under common control with the Company and, for the purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another whether through the ownership of voting securities or holding of office in another, by contract or otherwise. The Consultant may not assign or transfer any or all of his rights or obligations under this Agreement; provided, that, any amounts due under this Agreement upon or following the Consultant’s death shall be paid to Consultant’s estate or beneficiaries, as applicable.

(d)               Unless otherwise provided herein, any notice, report, payment or document to be given by one party to the other shall be in writing and shall be deemed given when delivered personally or mailed by certified or registered mail, postage prepaid (such mailed notice to be effective on the date which is three (3) business days after the date of mailing), or sent by nationally recognized overnight courier (such notice sent by courier to be effective one business day after it is deposited with such courier), or sent by email (such notice sent by email to be effective when sent, if confirmed by certified or registered mail or overnight courier as aforesaid), or sent by telefax (such notice sent by telefax to be effective when sent, if confirmed by certified or registered mail or overnight courier as aforesaid) addressed to the party at the address set forth on the signature page to this Agreement or to such other place as any party may designate as to itself by written notice to the other party. Either party may change its address for notices by means of a notice delivered in accordance with this Section 6(d). Notwithstanding the foregoing, all such notices, reports, payments or documents provided by the Company to the Consultant shall be sent by email (in addition to any other form of delivery chosen by the Company) to the Consultant at his personal email address on file with the Company.

(e)                This Agreement shall be governed by and construed in accordance with the substantive laws of the Commonwealth of Massachusetts without reference to any choice or conflict of laws rule or provision that would result in the application of the substantive law of any other jurisdiction. Section headings of this Agreement are for reference only and shall not affect its interpretation. In the event that any provision of this Agreement should be held unenforceable by a court of competent jurisdiction, such court is hereby authorized to amend such provision so as to be enforceable to the fullest extent permitted by law, and all remaining provisions shall continue in full force without being impaired or invalidated in any way.

(f)                The parties agree that any breach or threatened breach of Sections 1(e), 4, 5 and 6 of this Agreement by the Consultant may cause irreparable harm to the Company; and that money damages will not provide an adequate remedy. In the event of a breach or threatened breach of Sections 1(e), 4, 5 and 6 of this Agreement by the Consultant, the Company shall, in addition to any other rights and remedies it may have, be entitled to seek an injunction, without the need to post bond.

(g)               The Company shall indemnify and hold harmless the Consultant from and against any losses, damages, liabilities, costs and expenses incurred by the Consultant in connection with any claim by a third party to the extent that such third party claim arises or results from, relates to or is based upon the consulting services rendered by the Consultant pursuant to, and in accordance with, this Agreement; provided, however, that the Company shall not indemnify or hold harmless the Consultant from any such third party claim to the extent such third party claim arises or results from, relates to or is based upon the gross negligence or willful misconduct of the Consultant.

(h)               This Agreement may be executed in counterparts, all of which together shall for all purposes constitute one agreement binding on each of the parties hereto notwithstanding that each such party shall not have signed the same counterpart.

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IN WITNESS WHEREOF, the parties have signed this Agreement as of the date first above written, intending it to take effect as a sealed instrument.

RHYTHM PHARMACEUTICALS, INC.

By:	/s/ David Meeker
Name: David Meeker, M.D.
Title: Chairman of the Board of Directors

Address:

Email:

CONSULTANT

/s/ Keith M. Gottesdiener
(sign above)

Print name: Keith M. Gottesdiener

Address:

Email: